                                                                   EXHIBIT 10.68







                            STOCK PURCHASE AGREEMENT

                                      among

                    THE S.T.A.R. HUMAN RESOURCE GROUP, INC.,

                       STAR ADMINISTRATIVE SERVICES, INC.,

                           THE SHAREHOLDERS LISTED ON
                           SCHEDULE I ATTACHED HERETO,

                                       and

                                      UICI

                                TABLE OF CONTENTS


                                                                                                       PAGE
1.   Purchase and Sale of the Shares.....................................................................2

     1.01 Purchase of the Shares from the Shareholders...................................................2

     1.02 Further Assurances.............................................................................2

     1.03 Purchase Price for the Shares..................................................................2

     1.04 Net Worth Adjustment and CNA Adjustment........................................................3

     1.05 Earned Premium Adjustment......................................................................5

     1.06 Payment of Earned Premium Adjustment...........................................................8

     1.07 Shareholders' Representative...................................................................9

     1.08 Closing.......................................................................................11

     1.09 Allocation of Purchase Price..................................................................11

2.   Representations of the Shareholders Regarding the Shares...........................................11

3.   Representations of the Shareholders, SHRG and SAS..................................................12

     3.01 Organization..................................................................................12

     3.02 Capitalization of the Companies...............................................................12

     3.03 Subsidiaries and Affiliates...................................................................13

     3.04 Authorization.................................................................................13

     3.05 Financial Statements..........................................................................13

     3.06 Absence of Undisclosed Liabilities............................................................14

     3.07 Litigation....................................................................................14

     3.08 Insurance.....................................................................................14

     3.09 Personal Property.............................................................................15

     3.10 Intellectual Property.........................................................................16

     3.11 Leases........................................................................................18

     3.12 Real Estate...................................................................................19

     3.13 Inventory.....................................................................................19

     3.14 Accounts Receivable...........................................................................19

     3.15 Tax Matters...................................................................................19

     3.16 Books and Records.............................................................................20

     3.17 Contracts and Commitments.....................................................................20

     3.18 Compliance with Agreements and Laws...........................................................22

                                TABLE OF CONTENTS
                                   (continued)


                                                                                                       PAGE

     3.19 Employee Relations............................................................................23

     3.20 Employee Benefit Plans........................................................................24

     3.21 Absence of Certain Changes or Events..........................................................27

     3.22 Customers.....................................................................................29

     3.23 Prepayments and Deposits......................................................................29

     3.24 Indebtedness to and from Officers, Directors and Shareholders.................................29

     3.25 Banking Facilities............................................................................29

     3.26 Powers of Attorney and Suretyships............................................................30

     3.27 Conflicts of Interest.........................................................................30

     3.28 Regulatory Approvals..........................................................................30

     3.29 Disclosure....................................................................................30

     3.30 Knowledge.....................................................................................31

4.   Representations of the Buyer.......................................................................31

     4.01 Organization and Authority....................................................................31

     4.02 Authorization.................................................................................31

     4.03 Investment Representation.....................................................................31

5.   Access to Information; Public Announcements........................................................31

     5.01 Access to Management, Properties and Records..................................................31

     5.02 Public Announcements..........................................................................32

6.   Pre-Closing Loan...................................................................................32

7.   Conditions to Obligations of the Buyer.............................................................32

     7.01 Truth of Representations and Warranties; Compliance with Covenants and Obligations............32

     7.02 Performance by the Shareholders, SHRG and SAS.................................................32

     7.03 Governmental Approvals........................................................................32

     7.04 Consent of Lenders, Lessors and Other Third Parties...........................................33

     7.05 Adverse Proceedings...........................................................................33

     7.06 Opinion of Counsel............................................................................33

     7.07 Employment Contracts..........................................................................33

     7.08 Office Lease..................................................................................33

                                TABLE OF CONTENTS
                                   (continued)


                                                                                                       PAGE
     7.09 Cross-Indemnification Agreement................................................................33

     7.10 Closing Deliveries.............................................................................33

8.   Conditions to Obligations of the Shareholders.......................................................34

     8.01 Truth of Representations and Warranties of the Buyer; Compliance with Covenants and
          Obligations....................................................................................34

     8.02 Corporate Proceedings..........................................................................34

     8.03 Governmental Approvals.........................................................................34

     8.04 Adverse Proceedings............................................................................34

     8.05 Cross-Indemnification Agreement................................................................34

     8.06 Closing Deliveries.............................................................................35

9.   Indemnification.....................................................................................35

     9.01 By the Shareholders, SHRG and SAS..............................................................35

     9.02 By the Buyer...................................................................................36

     9.03 Claims for Indemnification.....................................................................36

     9.04 Defense by the Indemnifying Party..............................................................36

     9.05 Payment to the Buyer of Indemnification Obligation.............................................37

     9.06 Payment to the Shareholders of Indemnification Obligation......................................37

     9.07 Survival of Representations; Claims for Indemnification........................................37

     9.08 Limits on Indemnification......................................................................38

10.  Post-Closing Agreements of the Shareholders.........................................................38

     10.01 Proprietary Information.......................................................................38

     10.02 No Solicitation or Hiring of Former Employees.................................................38

     10.03 Non-Competition Agreement.....................................................................39

     10.04 Cooperation...................................................................................39

11.  Post-Closing Agreements of the Buyer................................................................39

     11.01 Monthly Report of Earned Premium..............................................................39

     11.02 Advisory Board................................................................................40

12.  Dispute Resolution..................................................................................40

     12.01 General.......................................................................................40

     12.02 Consent of the Parties........................................................................40

                                TABLE OF CONTENTS
                                   (continued)


                                                                                                       PAGE
     12.03 Arbitration...................................................................................40

13.  Brokers.............................................................................................41

     13.01 For the Shareholders, SHRG and SAS............................................................41

     13.02 For the Buyer.................................................................................41

14.  Notices.............................................................................................41

15.  Successors and Assigns..............................................................................42

16.  Entire Agreement; Amendments; Attachments...........................................................42

17.  Severability........................................................................................43

18.  Investigation of the Parties........................................................................43

19.  Expenses............................................................................................43

20.  Governing Law.......................................................................................43

21.  Section Headings....................................................................................43

22.  Counterparts........................................................................................44

                                TABLE OF CONTENTS
                                   (continued)


                                                                           PAGE
Disclosure Schedule:

  3.02  -  Capitalization of the Companies
  3.03  -  Subsidiaries and Affiliates
  3.04  -  Authorization
  3.06  -  Absence of Undisclosed Liabilities
  3.07  -  Litigation
  3.08  -  Insurance
  3.09  -  Personal Property
  3.10  -  Intellectual Property
  3.11  -  Leases
  3.14  -  Accounts Receivable
  3.15  -  Tax Matters
  3.17  -  Contracts and Commitments
  3.18  -  Compliance with Agreements and Laws
  3.19  -  Employee Relations
  3.20  -  Employee Benefit Plans
  3.21  -  Absence of Certain Changes or Events
  3.22  -  Customers
  3.23  -  Prepayments and Deposits
  3.24  -  Indebtedness to and from Officers, Directors and Stockholders
  3.25  -  Banking Facilities
  3.26  -  Powers of Attorney and Suretyships
  3.27  -  Conflicts of Interest
  3.28  -  Regulatory Approvals

Exhibits:

  A     -  Form of Convertible Subordinated Note
  B     -  Form of Pledge Agreement
  C     -  Pro Forma Closing Date Balance Sheets
  D     -  Form of Registration Rights Agreement
  E     -  Form of Opinion of Snell & Wilmer L.L.P.
  F     -  Form of Office Lease
  G     -  Form of Cross-Indemnification Agreement

                            STOCK PURCHASE AGREEMENT

         This agreement (the "Agreement") is made and entered into as of the 28th day of February, 2002 by and among UICI, a Delaware corporation (the "Buyer"), with its principal office at 4001 McEwen, Suite 200, Dallas, Texas 75244, The S.T.A.R. Human Resource Group, Inc., an Arizona corporation ("SHRG"), STAR Administrative Services, Inc., an Arizona corporation ("SAS"), with both SHRG and SAS (sometimes referred to collectively herein as the "Companies") having their principal offices at 2036 East Camelback Road, Phoenix, Arizona 85016, and the shareholders listed on Schedule I attached hereto (individually, a "Shareholder" and collectively, the "Shareholders"), who own all of the issued and outstanding capital stock of SHRG and SAS.

Preliminary Statement

         1. SHRG currently operates the business of providing general agency services in respect of the STAR Plans (as such term is defined in Subsection 1.05(b) hereof) and SAS currently operates the business of providing third party administration services in respect of the STAR Plans (collectively, the "STAR Business").

         2. Each of the Shareholders owns the number of the issued and outstanding shares (collectively, the "SHRG Shares") of the common stock, no par value per share (the "SHRG Common Stock"), of SHRG set forth opposite his or her name on Schedule I attached hereto, which SHRG Shares in the aggregate represent all of the issued and outstanding shares of capital stock of SHRG.

         3. Each of the Shareholders owns the number of the issued and outstanding shares (collectively, the "SAS Shares") of the common stock, no par value per share (the "SAS Common Stock"), of SAS set forth opposite his or her name on Schedule I attached hereto, which SAS Shares in the aggregate represent all of the issued and outstanding shares of capital stock of SAS.

         4. The Buyer desires to purchase, and the Shareholders desire to sell, all of the SHRG Shares and the SAS Shares (the SHRG Shares and the SAS Shares are sometimes referred to collectively as the "Shares") for the consideration set forth below, subject to the terms and conditions of this Agreement.

         5. Immediately following consummation of the transactions contemplated hereby, Buyer intends to cause the assets of SHRG and SAS to be contributed to The MEGA Life and Health Insurance Company, an Oklahoma corporation and a wholly owned subsidiary of the Buyer ("MEGA") (such transaction being referred to as the "MEGA Contribution Transaction").

         NOW, THEREFORE, in consideration of the representations, warranties and mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.       Purchase and Sale of the Shares

         1.01 Purchase of the Shares from the Shareholders. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), each Shareholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Shareholder, all the Shares owned by such Shareholder, as set forth opposite such Shareholder's name on Schedule I attached hereto. At the Closing each Shareholder shall deliver to the Buyer certificates evidencing the Shares owned by such Shareholder duly endorsed in blank or with stock powers duly executed by such Shareholder.

         1.02 Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, each of the Shareholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Shares owned by such Shareholder, to put the Buyer in actual possession and operating control of the assets, properties and business of the Companies, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

         1.03 Purchase Price for the Shares.

                  (a) The purchase price to be paid by the Buyer for the Shares shall be an amount not to exceed Forty Million Dollars ($40,000,000) (the "Purchase Price"), subject to adjustment pursuant to Subsections 1.03(c), 1.04, and 1.05 hereof. The Purchase Price shall be payable at Closing (i) in cash to the extent of $25,000,000, less the amount of any adjustments pursuant to Subsections 1.03(c), and 1.04 hereof, if any (the "Initial Payment"), which shall be paid as specified in Subsection 1.03(b), and (ii) by delivery to the Shareholders of convertible subordinated notes issued by the Buyer substantially in the form attached hereto as Exhibit A (the "Notes") representing the respective contingent interests of the Shareholders in the Earned Premium Adjustment (as such term is defined in, and as such amount is calculated in accordance with, Section 1.05 hereof); provided that all such Notes issued at the Closing shall be held by the Buyer as pledgee pursuant to a pledge agreement substantially in the form attached hereto as Exhibit B (the "Pledge Agreement") until the Settlement Date (as such term is defined in Subsection 1.06 hereof).

                  (b) At the Closing, the Buyer shall deliver to each of the Shareholders such Shareholder's pro rata share of the Initial Payment, in the respective amount set out opposite each such Shareholder's name on Schedule I hereto, by cashier's or certified check, by wire transfer of immediately available funds to such account or accounts as previously designated by the Shareholders' Representative (as defined in Section 1.07 hereof), or in such other manner as the parties hereto agree.

                  (c) If the Buyer makes a Pre-Closing Loan (as defined in
Section 6 hereof), the amount of the Initial Payment shall be reduced by the amount of the Pre-Closing Loan.

                  (d) On the Settlement Date, as provided in Section 1.06 hereof, if the Earned Premium Adjustment is $-0- , the Buyer shall destroy the Notes issued at the Closing. On the Settlement Date, if the Earned Premium Adjustment is a positive amount, the Buyer shall at its option either (x) pay an amount in cash equal to the Earned Premium Adjustment (which shall then represent the aggregate principal amount of the Notes) together with payment of all accrued but unpaid interest on the Notes, and thereby fully satisfy and discharge the Notes, or (y) deliver to each of the Shareholders such Shareholder's Note, in accordance with Subsection 1.06 of the Stock Purchase Agreement and the terms of the Notes.

         1.04 Net Worth Adjustment and CNA Adjustment. The Purchase Price set forth in Subsection 1.03 hereof shall be subject to adjustment, whether on or after the date of the Closing (the "Closing Date") as follows:

                  (a) The Shareholders have commissioned Gaintner Bandler Reed PLC, independent public accountants for the Companies (the "Company Auditors"), to conduct a full audit in accordance with generally accepted auditing standards of the assets, liabilities, revenues, operations, books and records of each of the Companies as at and for the year ended December 31, 2001. The Shareholders have caused the Company Auditors to deliver to the Buyer financial statements for each of the Companies consisting of a balance sheet as of December 31, 2001 (the "Audited Balance Sheet") and the related statements of income, shareholders' equity and cash flows of each of the Companies for the fiscal year then ended, together with the opinion of the Company Auditors to the effect that such financial statements fairly present the financial condition of each of the Companies as of the respective dates indicated therein and results of operations of each of the Companies for the respective periods indicated therein, and that such financial statements were prepared in accordance with U.S. Generally Accepted Accounting Practices ("GAAP"), applied consistently with past practices (the "Audited Financial Statements"). The Buyer and its designated firm of independent certified accountants shall have the right to review the work papers of the Company Auditors utilized in preparing the Audited Financial Statements, and shall have full access to the books, records, properties and personnel of the Companies subsequent to the Closing Date for purposes of verifying the accuracy and fairness of the presentation of the Audited Financial Statements.

                  (b) Attached to this Agreement as Exhibit C is an estimated pro forma balance sheet of each of the Companies as of the Closing Date (the "Pro Forma Closing Date Balance Sheets"), which represent the parties' best estimate of the assets, liabilities and shareholders' equity of each of the Companies as of the Closing Date. The Pro Forma Closing Date Balance Sheets reflect a combined net worth of the Companies in the amount of $2,011,230 assuming for purposes of the calculation thereof that the amount of the Pre-Closing Loan is classified as equity rather than indebtedness of SHRG.

                  (c) Promptly following the Closing (but in no event later than 20 business days thereafter), the Buyer shall prepare and deliver to the Shareholders' Representative balance sheets of each of the Companies as of the Closing Date (the "Actual Closing Date Balance Sheets") and the related statement of income for each of the Companies for the portion of the year then ended (the "Closing Period Income Statements"). Such Actual Closing Date Balance Sheets and Closing Period Income Statements will fairly and accurately present the financial condition of each of the Companies as of the Closing Date and results of operations of each of the Companies for the period then ended, and will be prepared by the Buyer in accordance with GAAP, subject to normal and recurring audit adjustments. The Shareholders' Representative and its designated firm of independent certified accountants shall have the right to review the work papers of the Buyer utilized in preparing the Actual Closing Date Balance Sheets and the Closing Date Income Statements, and shall have full access to the books, records, properties and personnel of the Companies after the Closing Date for purposes of verifying the accuracy and fairness of the presentation of the Actual Closing Date Balance Sheets and the Closing Period Income Statements. In the event that the Shareholders' Representative disagrees with the Closing Date Combined Net Worth (as defined in Subsection 1.04(d)), the Shareholders' Representative shall, within 15 days after delivery of the Actual Closing Date Balance Sheets and Closing Period Income Statements, deliver to the Buyer a Dispute Notice in accordance with Subsection 1.05(d) hereof.

                  (d) If the combined net worth of the Companies as reflected in the Actual Closing Date Balance Sheets plus the dollar amount of the Pre-Closing Loan (the "Closing Date Combined Net Worth") is less than the combined net worth of the Companies as reflected in the Pro Forma Closing Date Balance Sheets, the Purchase Price shall be reduced by an amount, if any (the "Net Worth Adjustment"), equal to the difference; provided, however, that no adjustment to the Purchase Price shall be made if the amount of the difference is less than $100,000. Any such Net Worth Adjustment shall first be paid in accordance with Subsection 1.06(a) hereof and any additional shortfall shall be reimbursed by the Shareholders Pro Rata to the Buyer within 10 days after the Buyer's written demand. For purposes of this Agreement, the term "Pro Rata" shall mean with respect to a Shareholder the respective percentage set forth opposite such Shareholder's name under the column "% of SHRG Proceeds" on Schedule I hereto.

                  (e) The Shareholders have informed the Buyer that pursuant to the termination effective March 1, 2002 of SHRG's and SAS's existing agreements with CNA Financial Corporation or a subsidiary thereof ("CNA"), CNA will at some time subsequent to the Closing Date conduct an audit of amounts due and owing as between SHRG, SAS and CNA (the "CNA Audit"). The parties hereto agree that the Closing Date Balance Sheet should accurately reflect such amounts as may be due and owing to or from CNA, as the case may be. Accordingly, in the event that the results of the CNA Audit would, if known prior to the date of delivery of the Actual Closing Date Balance Sheets, have resulted in a change to the Actual Closing Date Balance Sheets, the dollar amount of the positive or negative effect on the combined Closing Date Net Worth of the Companies due to such change will be applied either (i) to increase the Purchase Price (if the results of the CNA Audit would have increased the combined Closing Date Net Worth of the Companies) with such amount payable in cash by Buyer to each Shareholder for his or her Pro Rata share of such increase or (ii) to decrease the Purchase Price (if the results of the CNA Audit would have decreased the combined Closing Date Net Worth of the Companies) with such decrease to be paid in accordance with
Section 1.06(a) hereof and any additional shortfall shall be reimbursed by the Shareholders pro rata to the Buyer within 10 days after the Buyer's written demand (it being agreed and understood that the adjustment to the Purchase Price to be made hereunder, if any, shall not be subject to the

$100,000 limitation set forth in Section 1.04(d) or any limitation set forth in
Section 9.08 hereof).

         1.05 Earned Premium Adjustment.

                  (a) In addition to the Initial Payment as described in Subsection 1.03(b) and as adjusted in accordance with Subsection 1.04, the Purchase Price shall consist of the Earned Premium Adjustment, if any, which shall be in an amount ranging from $-0- to a maximum of $15,000,000, as calculated in the manner hereinafter described. If prior to May 31, 2003 UICI or MEGA shall sell, dispose or otherwise transfer to an unaffiliated third party all or substantially all of the assets comprising the STAR Business (a "Sale Transaction"), other than pursuant to a Merger Event (as such term is defined below), then in such event, upon the consummation of the Sale Transaction, the Earned Premium Adjustment shall be deemed to equal $15,000,000, and no calculation of Annualized Premium shall be required. The Buyer will notify the Shareholders' Representative promptly following the occurrence of a Sale Transaction prior to May 31, 2003.

                  (b) Unless a Sale Transaction has occurred prior to May 31, 2003, the Earned Premium Adjustment will be calculated based on the amount of the Annualized Earned Premium (as defined below) as shown on the books of MEGA in respect of the STAR Plans (as defined below) plus the Third Party Earned Premiums (as defined below), in each case for the applicable Measurement Period (as defined below). For purposes of this Subsection 1.05, the following capitalized terms shall have the respective meanings set forth below:

                  "Annualized Earned Premium" shall mean an amount equal to the net earned premiums attributable to the STAR Plans plus the Third Party Earned Premiums during the Measurement Period, all calculated in accordance with Historical GAAP and annualized on the basis of a 12-month/365 day year.

                  "Downgrade Event" shall mean the assignment by A.M. Best & Co. to MEGA on or prior to April 15, 2003 of a rating lower than "A- (Excellent)," provided that such downgrading is not due in whole or in part to the negative performance of the STAR Business.

                  "Historical GAAP" with respect to calculation of Annualized Earned Premium shall mean GAAP as applied consistent with the past practices of SHRG to the calculation of net earned premiums attributable to the STAR Plans, as such GAAP is in effect on the Closing Date, regardless of any changes or additions to GAAP that may occur after the Closing Date.

                  "Measurement Period" shall mean the three-month period commencing March 1, 2003 to and inclusive of May 31, 2003; provided, however, that if a Downgrade Event, a Merger Event, or a Termination Event occurs on or before April 15, 2003, at the option of the Shareholders exercised by written notice from the Shareholders' Representative to the Buyer within 30 days following the first such event to occur, "Measurement Period" shall mean the two full calendar months immediately preceding the month in which such Downgrade Event, Merger Event or Termination Event occurs.

                  "Merger Event" shall mean the occurrence (on or prior to April 15, 2003) of (a) sale by UICI of substantially all of its assets or (b) merger or consolidation by UICI with another corporation, with such other corporation being the survivor in the merger or consolidation, and in each case either (x) if the transferee of such assets or the survivor in such merger or consolidation is not a regulated insurance company, such transferee or survivor shall have been assigned a corporate debt rating of less than "BBB" by Moody's or Standard & Poor's, or (y) if the transferee of such assets or the survivor in such merger or consolidation is a regulated insurance company, such transferee or survivor shall have been assigned a rating lower than "A- (Excellent)" by A.M. Best & Co.

                  "STAR Plans" means certain programs and policies of sickness and accident insurance known as (i) STARBRIDGE Sickness and Accident Plan, (ii) Fundamental Care, (iii) Fundamental Care Plus, (iv) ProDrivers Choice, (v) STARAssist, and (vi) HealthBasic Sickness and Accident Plan.

                  "Termination Event" shall mean either (i) termination by MEGA on or prior to April 15, 2003 of the employment of Tim Cook without cause, or
(ii) voluntary discontinuance by MEGA on or prior to April 15, 2003 of the STAR Business other than due to a Sale Transaction.

                  "Third Party Earned Premiums" shall mean the net earned premium written during the Measurement Period by Guarantee Trust Life Insurance Company ("GTL") or by any other underwriter that writes policies in respect of the STAR Plans during Measurement Period.

                  (c) If and to the extent the Annualized Earned Premium is greater than $70,000,000, then in such event the Earned Premium Adjustment will be an amount equal to 75% of the difference between (x) the Annualized Earned Premium and (y) $70,000,000; provided however, that the Earned Premium Adjustment shall not in any event exceed $15,000,000. If and to the extent that the Annualized Earned Premium is equal to or less than $70,000,000, then in such event the Earned Premium Adjustment shall be $-0-. For example, (i) if the Annualized Earned Premium is $80,000,000, then the Earned Premium Adjustment will be $7,500,000; (ii) if the Annualized Earned Premium is greater than $90,000,000, then the Earned Premium Adjustment will in all cases be $15,000,000; and (iii) if the Annualized Earned Premium is $70,000,000 or less, the Earned Premium Adjustment in all cases will be $-0-.

                  (d) Unless a Sale Transaction has occurred prior to May 31, 2003, within 15 calendar days after October 1, 2003, the Buyer will send to the Shareholders' Representative the Buyer's good faith calculation of the amount of Annualized Earned Premium and Earned Premium Adjustment as calculated pursuant to this Subsection 1.05. The amount of the Annualized Earned Premium and the Earned Premium Adjustment, as determined by the Buyer in accordance with the preceding paragraphs (a) and (c), shall be final and binding upon the Shareholders and the Shareholders' Representative, unless the Shareholders' Representative gives written notice within fifteen 15 calendar days after receipt of the Buyer's calculation of the Annualized Earned Premium and the Earned Premium Adjustment, which written notice shall specify in reasonable detail the nature and extent of such disagreement (the "Dispute Notice"). In the event of any dispute between the parties with respect to the Annualized Earned Premium or the Earned Premium Adjustment, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within thirty 30 calendar days after the date of the Dispute Notice, the dispute will be submitted to arbitration in accordance with the following provisions of this Subsection 1.05. The Buyer and the Shareholders may extend the Shareholders' review period by mutual written agreement.

                           (i) The Shareholders' Representative will designate a
firm of independent certified accountants to represent all of the Shareholders in the arbitration process, and all of the Shareholders shall be bound by and comply with the decisions, actions and agreements made by such accountants. The Shareholders' Representative and its designated firm of independent certified accountants shall have the right to review the work papers of the Buyer utilized in preparing the calculation of Annualized Earned Premium and the Earned Premium Adjustment, and shall have reasonable access to the books and records of the Companies following the date the Buyer submits the Annualized Earned Premium and the Earned Premium Adjustment to the Shareholders for purposes of verifying the accuracy of the calculation of the Annualized Earned Premium and the Earned Premium Adjustment.

                           (ii) Within 10 calendar days after the end of the
30-day period following receipt of the Dispute Notice during which the parties shall have attempted to resolve the dispute among themselves, the Buyer and the Shareholders' Representative shall designate in writing one arbitrator who is experienced in insurance, accounting and finance matters (the "arbitrator") to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association in Dallas, Texas. Failure by either the Buyer or the Shareholders' Representative to notify the other party of its selection and approval of the arbitrator and to consummate the selection process set forth in this subparagraph (ii) within the allotted time periods shall foreclose such failing party from the selection of the arbitrator. The arbitrator so designated shall not be an employee, consultant, officer, director or shareholder of any party hereto or any Affiliate of any party to this Agreement.

                           (iii) Within 15 days after the selection of the
arbitrator, the arbitrator, the Buyer and the Shareholders' Representative shall meet, at which time the Buyer and the Shareholders' Representative shall be required to set forth in writing their respective proposals and issues related to the amount of Annualized Earned Premium and Earned Premium Adjustment, with accompanying work papers and accounting support.

                           (iv) The arbitrator shall set a date for a hearing,
which shall be no later than 30 days after the submission of written proposals pursuant to subparagraph (d)(iii) above, to discuss each of the issues identified by the Buyer and the Shareholders' Representative. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

                           (v) The arbitrator shall, within thirty (30) days
after receiving the positions of both the Shareholders' Representative and Buyer and all supplementary supporting documentation requested by the arbitrator, render its decision as to the calculation of the Annualized Earned Premium and the Earned Premium Adjustment, which decision shall be (x) set forth in writing,
(y) limited to endorsing either Buyer's or the Shareholders' Representative's position as most accurate in light of the facts presented, and (z) final and binding on, and nonappealable by, the Shareholders and the Buyer. The arbitrator may conduct an audit of any information or documentation if such audit will facilitate a decision. The fees and expenses of the arbitrator and of any audit requested by the arbitrator shall be paid entirely by the party whose position was not endorsed.

                           (vi) The Shareholders shall be responsible for paying
all fees, costs and disbursements of both the Shareholders' Representative and for any accountant selected by the Shareholders' Representative to assist them in any discussions or in the arbitration.

                           (vii) Any arbitration pursuant to this Subsection
1.05 shall be conducted in Dallas, Texas. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the State of Texas for purposes of the enforcement of any arbitration decision.

         1.06 Payment of Earned Premium Adjustment.

                  (a) On the tenth business day following the final determination of the Earned Premium Adjustment, if any (the "Settlement Date"), the Buyer shall pay to the Shareholders such Earned Premium Adjustment, if any. If the amount of the Earned Premium Adjustment is $-0-, the Notes issued by the Buyer at the Closing and held by the Buyer in accordance with Subsection 1.03(a) of this Agreement and the Pledge Agreement shall be destroyed by the Buyer and no amount shall be paid to any of the Shareholders in respect thereof. If the amount of the Earned Premium Adjustment is a positive amount after all adjustments pursuant to this Agreement, the Buyer shall at its option either (x) pay an amount in cash equal to the Earned Premium Adjustment (which shall then represent the aggregate principal amount of the Notes), together with payment of all accrued but unpaid interest on the Notes, and thereby fully satisfy and discharge the Notes, or (y) deliver to each of the Shareholders such Shareholder's Note, in accordance with Subsection 1.06 of the Stock Purchase Agreement and the terms of the Notes. In either case the Shareholders shall be required to surrender the Notes issued at the Closing for such cash payment or Notes, as the case may be. Because such Notes will initially be held by the Buyer as pledgee pursuant to the Pledge Agreement, each of the Shareholders hereby irrevocably appoints the Buyer as its agent to surrender such Notes in exchange for such cash payment or issuance of replacement Notes, and to deliver such cash or replacement Notes, as applicable, to the Shareholders. The amount of the Earned Premium Adjustment shall be subject to reduction in the event that a Net Worth Adjustment is required pursuant to Subsection 1.04(d) or Subsection
9.05 hereof, by reducing the amount of cash otherwise payable pursuant to Subsection 1.06(b) or by reducing the principal amount of the Notes otherwise deliverable pursuant to Subsection 1.06(c), as applicable.

                  (b) If the Buyer elects to pay cash as provided above to satisfy and discharge the Notes issued at Closing, then the amount of the Earned Premium Adjustment to be paid to each Shareholder shall be such Shareholder's Pro Rata share, as designated in Schedule I hereto, of the Earned Premium Adjustment, and such amount shall be paid on the Settlement Date by cashier's or certified check or by wire transfer of immediately available funds to such account or accounts as previously designated by the Shareholders' Representative. Any such cash payment of Earned Premium Adjustment, if any, shall include interest on any such amount computed at the rate of 6% per annum simple interest commencing on the Closing Date and accruing to and including the Settlement Date, which shall represent payment of interest on the Notes issued at the Closing.

                  (c) If the Buyer elects to deliver replacement Notes as provided above, then the Buyer will issue on the Settlement Date to each Shareholder a Note in replacement of the Note initially issued at the Closing having a principal amount equal to such Shareholder's Pro Rata share, as designated in Schedule I hereto, of the Earned Premium Adjustment. Any such delivery of replacement Notes shall be accompanied by delivery of a cash payment equal to interest on the Earned Premium Adjustment amount computed at the rate of 6% per annum simple interest commencing on the Closing Date and accruing to and including the Settlement Date, which shall represent payment of interest on the Notes issued at the Closing.

                  (d) The Notes issued at the Closing shall have the terms set out on Exhibit A hereto. In addition, at the Closing the Shareholders and UICI will enter into a Registration Rights Agreement substantially in the form of Exhibit D hereto.

                  (e) Commencing two years after the Closing Date, any Shareholder who holds a Note may request a replacement Note which shall have identical terms and provisions except for the deletion of Section XII (Successors and Assigns) and Section XIII (Right of Set-Off) thereof.

         1.07 Shareholders' Representative.

                  (a) In order to efficiently administer matters pertaining to this Agreement such matters are delegated by the Shareholders to the Shareholders' Representative (as defined herein), including without limitation
(i) the determination of the Closing Date Combined Net Worth, (ii) the waiver of any condition to the obligations of the Shareholders to consummate the transactions contemplated hereby, (iii) the defense and/or settlement of any claims for which the Shareholders may be required to indemnify the Buyer or the Companies pursuant to Section 9 hereof, and (iv) the review, calculation and arbitration, if requested, of the amount of the Annualized Earned Premium and Earned Premium Adjustment, the Shareholders hereby designate Charles A. Shoumaker as their representative (the "Shareholders' Representative").

                  (b) The Shareholders hereby authorize the Shareholders' Representative (i) to make all decisions relating to the determination of the Closing Date Combined Net Worth, the Annualized Earned Premium and the Earned Premium Adjustment, (ii) to take all action necessary in connection with the waiver of any condition to the obligations of the Shareholders to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Shareholders may be required to indemnify the Buyer or the Companies pursuant to Section 9 hereof, (iii) to give and receive all notices required to be given under this Agreement, and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Shareholders by the terms of this Agreement.

                  (c) In the event that the Shareholders' Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, Shareholders holding, prior to the Closing, a majority of the SHRG Shares as set forth on Schedule I attached hereto shall select another representative to fill such vacancy with respect to both SHRG and SAS, and such substituted representative shall be deemed to be the Shareholders' Representative for all purposes of this Agreement.

                  (d) All decisions and actions by the Shareholders' Representative, including, without limitation, any agreement between the Shareholders' Representative and the Buyer relating to the determination of the Closing Date Combined Net Worth, the Annualized Earned Premium and the Earned Premium Adjustment, or the defense or settlement of any claims for which the Shareholders may be required to indemnify the Buyer and/or the Companies pursuant to Section 9 hereof, shall be binding upon all of the Shareholders, and no Shareholders shall have the right to object, dissent, protest or otherwise contest the same.

                  (e) By his or her execution of this Agreement, each Shareholder agrees that:

                           (i) the Buyer shall be able to rely conclusively on
the instructions and decisions of the Shareholders' Representative as to the determination of the Closing Date Combined Net Worth, the Annualized Earned Premium and the Earned Premium Adjustment, or the settlement of any claims for indemnification by the Buyer or the Companies pursuant to Section 9 hereof or any other actions required or permitted to be taken by the Shareholders' Representative hereunder, and no party hereunder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Shareholders' Representative;

                           (ii) all actions, decisions and instructions of the
Shareholders' Representative shall be conclusive and binding upon all of the Shareholders and no Shareholder shall have any cause of action against the Shareholders' Representative for any action taken, decision made or instruction given by the Shareholders' Representative under this Agreement, except for fraud or willful breach of this Agreement by the Shareholders' Representative;

                           (iii) the provisions of this Subsection 1.07 are
independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Shareholder may have in connection with the transactions contemplated by this Agreement;

                           (iv) remedies available at law for any breach of the
provisions of this Subsection 1.07 are inadequate; therefore, the Buyer and the Companies shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the Buyer or either of the Companies brings an action to enforce the provisions of this Subsection 1.07; and

                           (v) the provisions of this Subsection 1.07 shall be
binding upon the executors, heirs, legal representatives and successors of each Shareholder, and any references in this Agreement to a Shareholder or the Shareholders shall mean and include the successors to the Shareholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

                  (f) All fees and expenses incurred by the Shareholders' Representative shall be paid Pro Rata by the Shareholders.

         1.08 Closing. The Closing shall take place at the offices of Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004, at 9:00 a.m., Mountain Time, on February 28, 2002 or at such other place, time or date as may be mutually agreed upon in writing by the parties.

         1.09 Allocation of Purchase Price. Each of the parties agrees that the total Purchase Price payable pursuant to this Agreement shall be allocated for all purposes in the manner specified in this Subsection 1.09, and each of the parties further agrees to report this transaction for federal tax and all other purposes in accordance with the following purchase price allocation: (i) $100,000 of the Initial Payment will be allocated to the Non-Competition Agreements by the Shareholders in favor of the Buyer set forth in Subsection
10.03 of this Agreement, of which amount $80,000 will be allocated to Charles A. Shoumaker, $10,000 will be allocated to Timothy L. Cook, and $5,000 will be allocated to each of Alexis M. Murphy and Charles R. Shoumaker, (ii) $1,500,000 shall be allocated to, and represents the fair value of, the SAS Shares, and
(iii) the balance of the Purchase Price, as finally determined, shall be allocated to, and represents the fair value of, the SHRG Shares.

2.       Representations of the Shareholders Regarding the Shares

         Each Shareholder severally represents and warrants to the Buyer as follows:

                  (a) Such Shareholder has good and marketable title to the Shares which are to be transferred to the Buyer by such Shareholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Schedule I attached hereto sets forth a true and correct description of all Shares owned by such Shareholder.

                  (b) Such Shareholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by such Shareholder hereunder and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from such Shareholder good and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

                  (c) Such Shareholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Shareholder or the transfer, conveyance and sale of the Shares to be sold by such Shareholder to the Buyer pursuant to the terms hereof.

                  (d) No broker or finder has acted for such Shareholder in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Shareholder.

3.       Representations of the Shareholders, SHRG and SAS

         Each of the Shareholders and the Companies, jointly and severally, represent and warrant to the Buyer that:

         3.01 Organization. Each of SHRG and SAS is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Except as set forth in Section
3.01 of the Disclosure Schedule attached hereto, each of SHRG and SAS is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where such failure to be so qualified or in good standing would not individually or in the aggregate have a material adverse effect on SHRG or SAS. Certified copies of the Articles of Incorporation and Bylaws of each of SHRG and SAS, as amended to the date of this Agreement, have been previously delivered to the Buyer, are complete and correct, and no subsequent amendments have been made thereto or have been authorized.

         3.02 Capitalization of the Companies.

         SHRG's authorized capital stock consists of 1,500 Class A shares of Common Stock, no par value per share, and 500 Class B shares of Common Stock, no par value per share, of which 1,500 shares of Class A Common Stock and 500 shares of Class B Common Stock are issued and outstanding on the date hereof and held of record and beneficially by the Shareholders as set forth on Schedule I. SAS's authorized capital stock consists of 9,500 Class A shares of Common Stock, no par value per share, and 500 Class B shares of Common Stock, no par value per share, of which 1,000 shares of Class A Common Stock and 500 shares of Class B Common Stock are issued and outstanding on the date hereof and held of record and beneficially by the Shareholders as set forth on Schedule I. All such issued and outstanding shares of SHRG Common Stock and SAS Common Stock have been, and on the Closing Date will be, duly and validly issued and are, or will be on such date, fully paid and non-assessable. Except as set forth in Section 3.02 of the Disclosure Schedule attached hereto, there are not outstanding (i) any options, warrants or other rights to purchase from either SHRG or SAS any capital stock of either of the Companies; (ii) any securities convertible into or exchangeable for shares of such stock of SHRG or SAS; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of SHRG or SAS. No shares of the issued and outstanding shares of SHRG Common Stock are held in the treasury of SHRG. No shares of the issued and outstanding shares of SAS Common Stock are held in the treasury of SAS. The Shareholders executing this Agreement comprise all persons or entities with any actual or contingent equity interest (including without limitation options, warrants or other contingent claims or interests) in either SHRG or SAS.

         3.03 Subsidiaries and Affiliates.

                  (a) Neither SHRG nor SAS owns directly or indirectly, an equity interest representing 50% or more of the capital stock of, or other equity interests in, any corporation, partnership, joint venture or other entity (individually, a "Subsidiary" and, collectively, the "Subsidiaries").

                  (b) Section 3.03 of the Disclosure Schedule attached hereto sets forth: (i) the name and percentage ownership by any Shareholder of each corporation, partnership, joint venture or other entity in which such Shareholder has, directly or indirectly, an equity interest representing 25% or more of the capital stock thereof or other equity interests therein (individually, an "Affiliated Entity" and collectively, the "Affiliated Entities"), which has or at any time in the past three years has engaged in any transaction with or had a relationship with either of the Companies; (ii) the jurisdiction of incorporation, capitalization and ownership of each such Affiliated Entity; (iii) the names of the officers and directors of each such Affiliated Entity; and (iv) the amount and nature of the transactions between either of the Companies and such Affiliated Entity during the past three years.

         3.04 Authorization. The execution and delivery by each of SHRG and SAS of this Agreement and the agreements provided for herein, and the consummation by each of them of all transactions contemplated hereunder and thereunder by such Company, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by each of SHRG, SAS and the Shareholders. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which either SHRG or SAS or any of the Shareholders is a party constitute the valid and legally binding obligations of SHRG, SAS and the Shareholders, enforceable against them in accordance with their respective terms. The execution, delivery and performance by SHRG, SAS and the Shareholders of this Agreement and the agreements provided for herein, and the consummation by SHRG, SAS and the Shareholders of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to SHRG, SAS or any of the Shareholders; (b) violate the provisions of the Articles of Incorporation or Bylaws of SHRG or SAS; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of SHRG or SAS pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which it is a party or by which it or any of its respective properties is or may be bound. Section 3.04 of the Disclosure Schedule attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by either SHRG or SAS of the transactions contemplated by this Agreement, all of which have been, or prior to the Closing Date will be, received.

         3.05 Financial Statements.

                  (a) The Shareholders have delivered the Audited Financial Statements to the Buyer. The Shareholders have previously delivered to the Buyer the unaudited balance sheet of each of SHRG and SAS as of December 31, 2000 and December 31, 1999 and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of each of SHRG and SAS for the years then ended (collectively, the "Prior Financial Statements"). The Audited Financial Statements prepared in accordance with GAAP applied consistently with past practices and have been certified without qualification by the Company's Accountants. The Prior Financial Statements (together with the Audited Financial Statements, the "Financial Statements") have been certified by SHRG's and SAS's chief financial officer as accurately reflecting the books and records of the Companies in accordance with GAAP. The date of the Audited Balance Sheet is hereinafter referred to as the "Balance Sheet Date."

                  (b) The Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of each of SHRG and SAS and the results of operations of each of their respective business for the periods indicated. With respect to contracts and commitments for the provision of services by SHRG and SAS, the Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses. The amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to SHRG and SAS, as applicable, whether disputed or not, for the applicable period then ended and periods prior thereto.

         3.06 Absence of Undisclosed Liabilities. Except as and to the extent
(a) reflected and reserved against in the Audited Balance Sheets, (b) set forth in Section 3.06 of the Disclosure Schedule attached hereto, or (c) incurred in the ordinary course of business after the date of the Audited Balance Sheets and not material in amount, either individually or in the aggregate, neither SHRG nor SAS has any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, properties, business or prospects of either SHRG or SAS, as applicable. For purposes of this Subsection 3.06, "material" means any amount in excess of $25,000.

         3.07 Litigation. Except as set forth in Section 3.07 of the Disclosure Schedule attached hereto (a) there is no action, suit or proceeding to which the SHRG or SAS is a party (either as a plaintiff or defendant) pending or, to the knowledge of the Shareholders, threatened before any court or governmental agency, authority, body or arbitrator and, to the knowledge of the Shareholders, there is no basis for any such action, suit or proceeding; (b) neither SHRG nor SAS, nor, to the knowledge of the Shareholders, any officer, director or employee of any of the foregoing, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of SHRG or SAS; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring SHRG or SAS to take any action of any kind with respect to its business, assets or properties.

         3.08 Insurance. Section 3.08 of the Disclosure Schedule attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by SHRG or SAS and of all life insurance policies maintained on the lives of any of their employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 1998. True, correct and complete copies of all Insurance Policies have been previously delivered by the Shareholders or the Companies to the Buyer. The Insurance Policies are in full force and effect and are in amounts of a nature which are adequate and customary for SHRG's and SAS's respective businesses. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under the Insurance Policies. Except as set forth on Section 3.08 of the Disclosure Schedule, neither SHRG or SAS has received any notice or other communication from any issuer of the Insurance Policies since January 1, 2000 canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the knowledge of the Shareholders, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened. Except as set forth on Section 3.08 of the Disclosure Schedule, neither SHRG or SAS has any outstanding claims or any dispute with any insurance carrier regarding claims, settlements or premiums and neither SHRG nor SAS has failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. There are no outstanding requirements or recommendations by any issuer of the Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets of, SHRG or SAS.

         3.09 Personal Property. Section 3.09 of the Disclosure Schedule attached hereto sets forth (i) a true, correct and complete list of all items of tangible personal property owned by SHRG or SAS as of the date hereof having either a net book value per unit or an estimated fair market value per unit in excess of $25; or not owned by SHRG or SAS but in the possession of or used in the business of SHRG or SAS and having rental payments therefor in excess of $50 per month or $500 per year (collectively, the "Personal Property"); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by SHRG or SAS and the circumstances under which such Property is used. Except as disclosed in Section 3.09 of the Disclosure
Schedule:

                  (a) SHRG or SAS, as the case may be, has good and marketable title to each item of Personal Property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

                  (b) no officer, director, shareholder or employee of either SHRG or SAS, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property described in Section 3.09 of the Disclosure Schedule;

                  (c) each item of Personal Property not owned by SHRG or SAS is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between SHRG or SAS, as the case may be, and the owner or lessor thereof, the obligations of SHRG or SAS, as the case may be, to such owner or lessor will be discharged;

                  (d) the Personal Property is in good operating condition and repair, normal wear and tear excepted, is currently used by either SHRG or SAS in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property; and

                  (e) SHRG and SAS own, or otherwise have the right to use, all of the Personal Property now used by them in the operation of their business or the use of which is necessary for the performance of any material contract, letter of intent or proposal to which any of them is a party.

         3.10 Intellectual Property.

                  (a) Section 3.10(a) of the Disclosure Schedule attached hereto sets forth a true and complete list, and where appropriate, a description, of all trade names, trademarks, service marks, logos, registered copyrights, patents (including registrations and applications to register or renew the registration of any of the foregoing), computer software, customer lists, trade secrets and all other items of intangible property owned by, or used in the business of, SHRG or SAS, including without limitation all intellectual property rights relating to the STAR Plans (the "Intellectual Property").

                  (b) Section 3.10(b) of the Disclosure Schedule attached hereto sets forth a list of (i) all licenses and other agreements to which SHRG or SAS is a party and pursuant to which SHRG or SAS has granted to any other person or entity the right to use any Intellectual Property and (ii) all licenses and other agreements to which SHRG or SAS is a party and pursuant to which SHRG or SAS is authorized to use any Intellectual Property (collectively, the "License Agreements").

                  (c) Except as otherwise disclosed in Section 3.10(c) of the Disclosure Schedule:

                           (i) SHRG or SAS is the sole and exclusive owner of
all right, title and interest in and to the Intellectual Property, including without limitation any and all property rights, intellectual and otherwise, in and to the STAR Plans and the customer lists of SHRG and SAS, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims and each of SHRG and SAS has made all filings and registrations and taken all such other actions as necessary or appropriate to confirm and maintain all rights in such Intellectual Property;

                           (ii) To the knowledge of the Shareholders, SHRG or
SAS has the valid right and authority to use the Intellectual Property in connection with the conduct of its business in the manner presently conducted, and such use does not conflict with, infringe upon or violate any rights of any other person, corporation or entity;

                           (iii) neither SHRG, SAS nor any of the Shareholders
has received notice of, or has any knowledge of any basis for, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against SHRG or SAS that any of their operations, activities, products, services or publications infringes any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that either is illegally or otherwise using the trade secrets, formulae or property rights of others;

                           (iv) there are no outstanding, nor to the knowledge
of the Shareholders, any threatened disputes or other disagreements with respect to any of the License Agreements;

                           (v) there are no outstanding, nor to the knowledge of
the Shareholders, any threatened disputes or other disagreements with respect to infringement or misrepresentation by a third party of any of the Intellectual Property;

                           (vi) all registered trademarks and service marks,
registered copyrights, and patents included in the Intellectual Property and listed in Section 3.10(a) of the Disclosure Schedule are valid and subsisting;

                           (vii) there are no actions that must be taken within
180 days following the Closing Date that, if not taken, will result in the loss of rights of registration or applications to register any of the Intellectual Property;

                           (viii) none of the rights and interests currently
possessed by SHRG or SAS in the Intellectual Property shall be terminated, limited or compromised in any respect as a result of the Buyer's acquisition or ownership of SHRG and SAS, or any of the transactions contemplated hereby;

                           (ix) SHRG and SAS are in compliance with their
respective policies concerning privacy or confidentiality of customer data, and all such policies are in compliance with all applicable laws;

                           (x) any information contained in any customer list
that comprises part of the Intellectual Property used by SHRG or SAS in connection with the issuance of SHRG or SAS was obtained and is maintained in compliance with all applicable laws;

                           (xi) the Intellectual Property and any applicable
License Agreements are sufficient to conduct SHRG's or SAS's business as presently conducted;

                           (xii) SHRG or SAS has taken all steps reasonably
necessary to protect its right, title and interest in and to the Intellectual Property and the License Agreements; and

                           (xiii) no officer, director, shareholder or employee
of SHRG or SAS, nor any spouse, child or other relative or affiliate thereof, owns or has any interest in, directly or indirectly, in whole or in part, any of the Intellectual Property or the License Agreements.

         3.11 Leases.

                  (a) Section 3.11 of the Disclosure Schedule attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, to which SHRG nor SAS is a party (collectively, the "Leases"). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Shareholders, SHRG or SAS to the Buyer.

                  (b) The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on Section 3.11 of the Disclosure Schedule, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. Except as set forth on Section 3.11 of the Disclosure Schedule, there has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. Neither SHRG or SAS is obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on Section 3.11 of the Disclosure Schedule, will not have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. Except as set forth on Section 3.11 of the Disclosure Schedule, no construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by SHRG or SAS.

                  (c) Except as set forth on Section 3.11 of the Disclosure Schedule, all utility systems serving the property under Lease, public or private, are in good operating condition, all installation charges therefor have been fully paid and all service charges therefor have been or will be paid by SHRG or SAS up to and including the Closing Date. Since January 1, 2000, neither SHRG or SAS has experienced any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required in the operation of its business during such period.

                  (d) Except as set forth on Section 3.11 of the Disclosure Schedule, the real property under Lease is not located in any special flood hazard area designated by any federal, state, county or local governmental agencies (collectively, the "Governmental Agencies") having jurisdiction over such real property.

                  (e) To the knowledge of SHRG and SAS, the real property under Lease complies with the requirements of all building, zoning, subdivision, health, safety, environmental, pollution control, waste products, sewage control and all other applicable statutes, laws, codes, ordinances, rules, orders, regulations and decrees (collectively, the "Governmental Regulations") of any and all Governmental Agencies. SHRG and SAS have obtained, and the Shareholders or SHRG or SAS have previously provided the Buyer with copies of, all consents, permits, licenses and approvals required by any Governmental Regulations. Such consents, permits, licenses and approvals are in full force and effect and have been properly and validly issued. There is no action pending or, to the knowledge of the Shareholders, threatened by any Governmental Agencies claiming that the real property under Lease violates any Governmental Regulations or threatening to shut down the business of SHRG or SAS.

                  (f) All of the buildings, fixtures and other improvements located on the property under Lease are in good operating condition and repair, and, to the knowledge of the Shareholders, the operation thereof as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation.

         3.12 Real Estate. Neither SHRG nor SAS owns any real property (the "Real Estate").

         3.13 Inventory. Neither SHRG nor SAS maintains any items of inventory for sale to customers in the ordinary course business.

         3.14 Accounts Receivable. Section 3.14 of the Disclosure Schedule attached hereto sets forth a true, correct and complete list of the accounts and notes receivable of SHRG and SAS (the "Accounts Receivable"), including the aging thereof as of the date hereof. All Accounts Receivable arose out of the sales of services in the ordinary course of business and are collectible in the face value thereof within 90 days after the date of invoice, using normal collection procedures, net of the reserve for doubtful accounts set forth thereon, which reserve is adequate and was calculated in accordance with GAAP.

         3.15 Tax Matters.

                  (a) Except as set forth on Section 3.15 of the Disclosure Schedule attached hereto:

                           (i) Within the times and in the manner prescribed by
law, each of SHRG and SAS has timely filed all federal, state and local tax returns and all tax returns for foreign countries, provinces and other governing' bodies having jurisdiction to levy taxes upon them which are required to be filed;

                           (ii) Each of SHRG and SAS has timely paid all taxes,
interest, penalties, assessments and deficiencies which have become due or which have been claimed to be due, including without limitation income, franchise, real estate, sales and withholding taxes and other employee benefits, taxes and imports;

                           (iii) To the knowledge of the Shareholders, all tax
returns filed by SHRG and SAS for the taxable years ending 1995 through 2000 constitute complete and accurate representations of the respective tax liabilities of SHRG and SAS for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to their future tax liabilities, including the tax bases of their properties and assets;

                           (iv) Neither SHRG nor SAS has waived or extended any
applicable statute of limitations relating to the assessment of federal, state, local or foreign taxes;

                           (v) No examinations of the federal, state, local or
foreign tax returns of SHRG or SAS is currently in progress nor, to the knowledge of the Shareholders, threatened and no deficiencies have been asserted or assessed against either SHRG or SAS as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened; and

                           (vi) Neither SHRG or SAS has filed a consent pursuant
to Section 341(f) of the Internal Revenue Code of 1954, as amended (the "Code") relating to collapsible corporations nor has any such corporation agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code).

                  (b) Section 3.15 of the Disclosure Schedule attached hereto sets forth those taxable years for which the tax returns of SHRG and SAS have been reviewed or audited by applicable federal, state, and local taxing authorities and those tax years for which said tax returns have received clearances or other indications of approval from applicable federal, state, and local taxing authorities. To the knowledge of the Shareholders, no issue or issues have been raised in connection with any prior or pending review or audit of said federal, state, or local tax returns which the Shareholders reasonably believe may be expected to be raised in the future by such taxing authorities in connection with the audit or review of the tax returns of SHRG or SAS.

         3.16 Books and Records. The general ledgers and books of account of each of SHRG and SAS, all federal, state and local income, franchise, property and other tax returns filed by SHRG and SAS are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

         3.17 Contracts and Commitments.

                  (a) Section 3.17 of the Disclosure Schedule attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

                           (i) all loan agreements, indentures, mortgages and
guaranties to which SHRG or SAS is a party or by which SHRG or SAS or any of their property is bound;

                           (ii) all pledges, conditional sale or title retention
agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which SHRG or SAS is a party or by which SHRG or SAS or any of their property is bound;

                           (iii) all contracts, agreements, commitments,
purchase orders or other understandings or arrangements to which SHRG or SAS is a party or by which SHRG or SAS or any of their property is bound which (A) involve payments or receipts by SHRG or SAS of more than $10,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of SHRG or SAS;

                           (iv) all collective bargaining agreements, employment
and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which SHRG or SAS is a party or by which SHRG or SAS or any of their property is bound;

                           (v) all agency, distributor, sales representative,
franchise or similar agreements to which SHRG or SAS is a party or by which SHRG or SAS or any of their property is bound;

                           (vi) all contracts, agreements or other
understandings or arrangements between either SHRG or SAS and any Affiliated Entities or affiliates;

                           (vii) all leases, whether operating, capital or
otherwise, under which SHRG or SAS is lessor or lessee;

                           (viii) all contracts, agreements or other
arrangements imposing a non-competition or non-solicitation obligation on SHRG or SAS;

                           (ix) all contracts, agreements or other
understandings or arrangements between SHRG or SAS and either (A) CNA or any subsidiary thereof or (B) GTL or any subsidiary thereof; and

                           (x) any other material agreements or contracts
entered into by SHRG or SAS, including without limitation all agreements and contracts with clients, customers, insurance carriers and reinsurers.

                  (b) Except as set forth on Section 3.17 of the Disclosure
Schedule:

                           (i) assuming each Contract is a valid and binding
obligation of each of the other parties thereto, each Contract is a valid and binding obligation of SHRG or SAS, as applicable, enforceable against SHRG or SAS, as applicable, in accordance with its terms, and SHRG or SAS does not have any knowledge that any Contract is not a valid and binding obligation of each of the other parties thereto;

                           (ii) SHRG or SAS has fulfilled all material
obligations required pursuant to the Contracts to have been performed by it, as the case may be, on its part prior to the date hereof, and SHRG or SAS, as the case may be, has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

                           (iii) neither SHRG nor SAS is in breach of or default
under any Contract, and no event has occurred, which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

                           (iv) to the knowledge of the Shareholders, there is
no existing breach or default by any other party to any Contract, and no event has occurred, which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                           (v) there are not and, since January 1, 2000, have
not been, any claims of a non-routine nature relating to SHRG or SAS by customers of SHRG or SAS under any warranties, whether express or implied;

                           (vi) neither SHRG nor SAS has entered into any
Contract that expressly restricts its ability to continue or expand the STAR Business in any market;

                           (vii) neither SHRG or SAS has any written or oral
contracts to perform services which are expected to be performed at, or to result in, a loss;

                  (c) True, correct and complete copies of all Contracts have previously been delivered by SHRG or SAS, as applicable, or the Shareholders to the Buyer.

         3.18 Compliance with Agreements and Laws.

                  (a) SHRG and SAS each have all requisite licenses, permits and certificates, including environmental, health and safety permits, from Governmental Agencies necessary to conduct their respective business and own and operate their respective assets (collectively, the "Permits").

                  (b) Section 3.18 of the Disclosure Schedule attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by SHRG or SAS or the Shareholders to the Buyer.

                  (c) To the knowledge of the Shareholders, neither SHRG nor SAS is in violation of any Governmental Regulation (including, without limitation, any Governmental Regulation relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties.

                  (d) The business of SHRG and SAS as conducted since January 1, 2000 has not violated, and on the date hereof does not violate, in any material respect, any Governmental Regulation (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste, conservation, insurance regulation or corrupt practices), the enforcement of which would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties business or prospects of SHRG or SAS. Except as set forth on Section
3.18 of the Disclosure Schedule, neither SHRG or SAS has had notice or communication from any Governmental Agency or otherwise since January 1, 2000 of any such violation or noncompliance.

                  (e) Neither SHRG nor SAS is in violation of any Governmental Regulation, permit, or other environmental or hazardous waste requirement applicable to SHRG or SAS, or any of the properties occupied under Lease, or any part thereof, relating to health, safety, pollution, hazardous waste, environmental or other similar matters, which has not been entirely corrected and which has or will have a material adverse impact on the transactions contemplated herein. Neither SHRG nor SAS has received notice from any Governmental Agency alleging any such violation.

         3.19 Employee Relations.

                  (a) Each of SHRG and SAS is in compliance in all material respects with all applicable Governmental Regulations respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

                  (b) Except as set forth in Section 3.19 of the Disclosure Schedule attached hereto:

                           (i) none of the employees of SHRG or SAS is
represented by any labor union;

                           (ii) there is no unfair labor practice complaint
against SHRG or SAS pending or, to the knowledge of the Shareholders, threatened before the National Labor Relations Board or any state or local agency;

                           (iii) there is no pending or, to the knowledge of the
Shareholders, threatened labor strike or other material labor trouble affecting SHRG or SAS (including, without limitation, any organizational drive);

                           (iv) there is no material labor grievance pending or,
to the knowledge of the Shareholders, threatened against SHRG or SAS;

                           (v) there is no pending or, to the knowledge of the
Shareholders, threatened representation question respecting the employees of SHRG or SAS; and

                           (vi) neither SHRG nor SAS has any continuing
obligation for health, life, medical insurance or other similar fringe benefits to any former employee of SHRG or SAS.

                  (c) Section 3.19 of the Disclosure Schedule sets forth a true, correct and complete list of the current payroll of SHRG and SAS, including the job descriptions and salary or wage rates of each of their employees, showing separately for each such person who received an annual salary in excess of $25,000 the amounts paid or payable as salary and bonus payments for the fiscal year ended December 31, 2001.

                  (d) For purposes of this Subsection 3.19, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the business of SHRG or SAS.

         3.20 Employee Benefit Plans.

                  (a) Employee Plans. Section 3.20 of the Disclosure Schedule attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to the employees of SHRG and SAS, or maintained at any time since January 1, 2000 by SHRG or SAS or by any member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code) (the "Employee Plans") of which SHRG or SAS is or has been a member (as "ERISA Affiliate"). Except as set forth in Section 3.20 of the Disclosure Schedule, neither SHRG nor SAS has obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan. None of SHRG, SAS or any ERISA Affiliate has made any express or implied commitment, whether legally enforceable or not, to create, incur liability with respect to or cause to existing employee benefit plan, program, arrangement, contract or scheme. Neither SHRG nor SAS has contributed to, or has any past or present obligation to contribute to, any stock option or stock purchase plan or other plan designed to hold the stock of SHRG or SAS or any of their affiliates. None of the Employee Plans provides for the payment of separation, severance, termination or similar-type benefits to any person, or provides for or promises retiree medical or life insurance benefits to any current or former employee, officer or director of SHRG or SAS, except to the extent required by law.

                  (b) Prohibited Transactions. None of the Shareholders, SHRG, SAS or their respective directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

                  (c) Compliance. With respect to all Employee Plans, SHRG and SAS are in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. SHRG and SAS have in all respects performed all obligations required to be performed by them under, and are not in violation in any respect of, and there has been no default or violation by any other party with respect to, any of the Employee Plans. Except as set forth in Section 3.20 of the Disclosure Schedule, none of the Employee Plans which are subject to Title IV of ERISA has been or will be terminated in whole or in part within the meaning of ERISA or the Code; no liability has been incurred to, nor has any event or circumstance occurred, nor will any event or circumstance occur prior to the Closing Date, which could result in such a liability being asserted by, the Pension Benefit Guaranty Corporation with respect to any Employee Plan (other than the payment of annual premiums under Section 4007 of ERISA); nor has any Employee Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived; nor has SHRG or SAS failed to pay any amounts due and owing as required by the terms of any Employee Plan; nor has there been any "reportable event" within the meaning of Sections 4043(b)(1)-(9) of ERISA, or any event described in Section 4063(a) of ERISA, with respect to any Employee Plan, other than as disclosed herein or on accompanying schedules.

                  (d) Multiemployer Plans. None of SHRG nor SAS or any ERISA Affiliate has ever been obligated to contribute to any "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

                  (e) Copies of Employee Plans and Related Documents. The Shareholders or SHRG or SAS have previously delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees. With respect to each Employee Plan that is an "employee benefit plan," as such term is defined in Section 3(3) of ERISA (the "ERISA Plans"), true, correct and complete copies of (i) the annual actuarial valuation reports for the last five years, (ii) the Form 5500 and Schedules filed for the last five years and (iii) any filings made with the Pension Benefit Guaranty Corporation, Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such ERISA Plan, have been delivered to the Buyer.

                  (f) Qualification. Each Employee Plan and all amendments thereto intended to qualify under Section 401(a) of the Code have been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of
Section 501(a) of the Code, and copies of all determination letters with respect to each such Employee Plan have been previously delivered by the Shareholders or SHRG or SAS to the Buyer, and nothing has since occurred which might cause the loss of such qualification or exemption, no such Employee Plan has been operated in a manner which would cause it to be disqualified in operation, and all such Employee Plans have been administered in all material respects in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting and disclosure requirements.

                  (g) Funding Status.

                           (i) With respect to each Employee Plan which is a
defined benefit plan, as such term is defined in Section 3(35) of ERISA (a "Defined Benefit Plan"), and that is subject to Section 412 of the Code, the present value of the actuarial accrued liability, determined on a plan termination basis, does not exceed the fair market value of the assets held under each such Plan and allocable to the benefits represented by such liability, and there is no unpaid contribution due with respect to the plan year of any such Defined Benefit Plan ended prior to the Closing Date, as required under the minimum funding requirements of Section 412 of ERISA. For the purpose of the preceding sentence, the present value of actuarial accrued liability shall be determined in accordance with the provisions of such Defined Benefit Plan as are adopted or negotiated on or before the Closing Date and such laws as are applicable to such Defined Benefit Plan, and the assumptions used shall be reasonable in the opinion of the Buyer.

                           (ii) All material contributions, premiums or payments
required to be made with respect to any Employee Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed, and, to the knowledge of SHRG, SAS and the Shareholders, no fact or event exists which could give rise to any such challenge or disallowance.

                           (iii) All premiums or other payments required by the
terms of any group or individual insurance policies and programs maintained by SHRG or SAS and covering any present or former employees of SHRG or SAS with respect to all periods up to and including the Closing Date have been fully paid for the length of the obligation.

                  (h) Claims and Litigation. There are no pending or to the knowledge of the Shareholders, threatened claims, suits or other proceedings by present or former employees of SHRG or SAS or their affiliates, plan participants, beneficiaries or spouses of any of the above, including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries, and to the knowledge of SHRG, SAS and the Shareholders, no fact or event exists that could give rise to any such action, suit or claim.

                  (i) No Implied Rights. Nothing expressed or implied herein shall confer upon any past or present employee of SHRG or SAS, their respective representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Buyer, SHRG, SAS, or any successor or affiliate; nor shall the Buyer, SHRG, SAS, or their affiliates be precluded or prevented from terminating or amending any Employee Plan.

                  (j) Transfer. SHRG and SAS, as applicable, shall take any actions as may be necessary or appropriate in the reasonable opinion of the Buyer and the Buyer's counsel under all applicable laws and the terms of the Employee Plans to establish the Buyer, or an affiliate of the Buyer, as having all rights and obligations with respect to the Employee Plans assumed pursuant to this Agreement, including, without limitation, rights with respect to all annuity or insurance contracts which form a part of any of such Employee Plans, together with all other Employee Plan assets. The Shareholders shall obtain as of the Closing Date any and all consents from trustees required to effect any transfer of any trust(s) related to such assumed Employee Plans to such Trustee(s) as may be appointed by the Buyer.

                  (k) Except as set forth in Section 3.20 of the Disclosure Schedule, there has been no amendment to, written interpretation of or announcement (whether or not written) by SHRG, SAS or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

                  (l) Except as provided in the Employee Plans, no employee or former employee of SHRG, SAS or any ERISA Affiliate will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

                  (m) Prior to the Closing, the Shareholders, SHRG and SAS shall take the actions set forth in Section 3.20(m) of the Disclosure Schedule with respect to the Employee Plans.

         3.21 Absence of Certain Changes or Events.

                  (a) Except as set forth in Section 3.21 of the Disclosure Schedule attached hereto, since the Balance Sheet Date, neither SHRG nor SAS has entered into any transaction which is not in the usual and ordinary course of business consistent with past practice, and, without limiting the generality of the foregoing, neither SHRG nor SAS has:

                           (i) incurred any material obligation or liability for
borrowed money;

                           (ii) discharged or satisfied any lien or encumbrance
or paid any obligation or liability other than current liabilities reflected in the Audited Balance Sheet;

                           (iii) mortgaged, pledged or subjected to lien, charge
or other encumbrance any of their respective properties or assets;

                           (iv) sold or purchased, assigned or transferred any
of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

                           (v) made any material amendment to or termination of
any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

                           (vi) suffered any losses of personal or real
property, whether insured or uninsured, and whether or not in the control of SHRG or SAS, as the case may be, in excess of $10,000 in the aggregate, or waived any rights of any value;

                           (vii) authorized any declaration or payment of
dividends or other distributions by SHRG or SAS, or paid any such dividends, or authorized any transfer of assets of any kind whatsoever by SHRG or SAS to any of their respective shareholders with respect to any shares of their capital stock;

                           (viii) received notice of any litigation;

                           (ix) made any material change in the terms, status or
funding condition of any Employee Plan;

                           (x) engaged any new employee for a salary in excess
of $40,000 per annum;

                           (xi) made, or committed to make, any changes in the
compensation payable to any officer, director, employee or agent of SHRG or SAS, or any bonus payment or similar arrangements made to or with any of such officers, directors, employees or agents;

                           (xii) incurred any capital expenditure in excess of
$5,000 in any instance or $25,000 in the aggregate;

                           (xiii) made any material alteration in the manner of
keeping the books, accounts or records of SHRG or SAS, or in the accounting practices therein reflected;

                           (xiv) suffered any material adverse change in the
combined results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of SHRG or SAS;

                           (xv) issued any stock, bonds or other corporate
securities or granted any option or issue any warrant to purchase or subscribe for any of such securities or issued any securities convertible into such securities;

                           (xvi) made, accrued or become liable for any bonus,
profit sharing or incentive payment, except for accruals under existing plans, if any, or increased the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice;

                           (xvii) made any election or given any consent under
the Code or the tax statutes of any state or other jurisdiction or made any termination, revocation or cancellation of any such election or any consent or compromised or settled any claim for past or present tax due;

                           (xviii) waived any rights of material value;

                           (xix) taken or permitted any act or omission
constituting a breach or default under any contract by which it or its properties are bound;

                           (xx) failed to (i) preserve the possession and
control of its assets and business, (ii) keep in faithful service its present officers and key employees, (iii) preserve the goodwill of its consumers, suppliers, agents, brokers and others having business relations with it, and
(iv) keep and preserve its business existing on the date hereof until the Closing Date;

                           (xxi) failed to operate its business and maintain its
books, accounts and records in the customary manner and in the ordinary and regular course of business and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

                           (xxii) entered into any lease, contract, agreement or
understanding, other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed $20,000 for each such lease, contract, agreement or understanding; or

                           (xxiii) committed or agreed to do any of the
foregoing in the future.

                  (b) Except as set forth in Section 3.21 of the Disclosure Schedule attached hereto, since the Balance Sheet Date, (i) SHRG and SAS have carried on their business diligently and substantially in the same manner as heretofore and have not made or instituted any unusual or new methods of purchase, sale, shipment or delivery, lease, management, accounting or operation, except as agreed to in writing by the Buyer, and (ii) all of the property of SHRG and SAS have been used, operated, repaired and maintained in a normal business manner consistent with past practice.

                  (c) Neither SHRG, SAS nor the Shareholders have knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on the business, properties, assets, condition (financial or otherwise) or prospects of SHRG and SAS taken as a whole.

         3.22 Customers. Section 3.22 of the Disclosure Schedule attached hereto sets forth a true, correct and complete list of (a) the names and addresses of each customer of SHRG and SAS which accounted for more than 5% of the aggregate earned premium income of SHRG in the fiscal year ended December 31, 2001. Except as set forth in Section 3.22 of the Disclosure Schedule attached hereto, each of SHRG and SAS has good customer relations and none of the customers of either SHRG or SAS has notified it that it intends to discontinue its relationship with SHRG or SAS as the case may be.

         3.23 Prepayments and Deposits. Section 3.23 of the Disclosure Schedule attached hereto sets forth all prepayments and deposits, which have been received by SHRG or SAS as of the date hereof, from customers for services to be performed, after the Closing Date.

         3.24 Indebtedness to and from Officers, Directors and Shareholders. Except as set forth in Section 3.24 of the Disclosure Schedule attached hereto, neither SHRG nor SAS is indebted, directly or indirectly, to any person who is an officer, director or shareholder of any of the foregoing entities or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Audited Financial Statements, and no such officer, director, shareholder or affiliate is indebted to SHRG or SAS except for advances made to employees of SHRG or SAS in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

         3.25 Banking Facilities. Section 3.25 of the Disclosure Schedule attached hereto sets forth a true, correct and complete list of:

                  (a) each bank, savings and loan or similar financial institution in which SHRG or SAS has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by SHRG or SAS thereat; and

                  (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

         3.26 Powers of Attorney and Suretyships. Except as set forth in Section
3.26 of the Disclosure Schedule attached hereto, neither SHRG nor SAS has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

         3.27 Conflicts of Interest. Except as set forth in Section 3.27 of the Disclosure Schedule attached hereto, no officer, director or Shareholder of SHRG or SAS nor, to the knowledge of the Shareholders, any affiliate of any such person, now has or within three (3) years of the date hereof had, either directly or indirectly:

                  (a) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to SHRG or SAS, or purchases or during such period purchased from SHRG or SAS any goods or services, or otherwise does nor during such period did business with SHRG or SAS; or

                  (b) a beneficial interest in any contract, commitment or agreement to which SHRG or SAS is or was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between SHRG or SAS and such persons in their capacities as employees, officers or directors of SHRG or SAS. At the option of the Buyer, all such transactions and relationships disclosed or required to be disclosed in Section 3.27 of the Disclosure Schedule will be terminated on or before the Closing Date without any liability to SHRG, SAS or the Buyer.

         3.28 Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by SHRG or SAS and which are necessary for the execution and delivery by the Shareholders, SHRG and SAS of this Agreement or any documents to be executed and delivered by the Shareholders, SHRG or SAS in connection herewith are set forth in Section 3.28 of the Disclosure Schedule attached hereto and have been, or prior to the Closing Date will be, obtained and satisfied at the sole cost of SHRG or SAS.

         3.29 Disclosure. The information concerning SHRG and SAS set forth in this Agreement, the Exhibits and Schedules attached hereto and any document, statement or certificate furnished or to be furnished to the Buyer pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. The Shareholders, SHRG and SAS have disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement and the Exhibits hereto. Copies of all documents heretofore or hereafter delivered or made available to the Buyer pursuant to this Agreement were or will be complete and accurate copies of such documents.

         3.30 Knowledge. For purposes of the representations in this Section 3, "knowledge" of the Shareholders, SHRG or SAS shall mean the actual knowledge of any Key Employee (as defined below), which such Key Employee is aware of or could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation for purposes of complying with this Agreement. "Key Employee" means any of Charles A. Shoumaker, Timothy
L. Cook, Mary Fischer-McKee, Craig Smith and Susan Bango.

4.       Representations of the Buyer.

         The Buyer represents and warrants to each Shareholder as follows:

         4.01 Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

         4.02 Authorization. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound.

         4.03 Investment Representation. The Buyer is acquiring the Shares from each Shareholder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

5.       Access to Information; Public Announcements.

         5.01 Access to Management, Properties and Records. The Shareholders shall authorize the release to the Buyer of all files pertaining to the business or operations of SHRG and SAS held by any Governmental Agencies. The Shareholders' authorization shall specifically waive all previous claims of privilege or other restrictions, and in any case where a release by a present or former employee of SHRG or SAS is necessary, the Shareholders shall exercise their best efforts to obtain such a release.

         5.02 Public Announcements. The parties agree that any and all general public announcements or other general public communications concerning this Agreement and the purchase of the Shares by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Shareholders' Representative and the Buyer.

6.       Pre-Closing Loan

         The Buyer has loaned to SHRG $2,580,000 (the "Pre-Closing Loan"), pursuant to a Term Loan Agreement dated February 26, 2002 between UICI and SHRG, and SHRG has applied the proceeds of the Pre-Closing Loan as specified in such agreement. Each of the Shareholders acknowledges that the Buyer shall reduce the Initial Payment portion of the Purchase Price described in Subsection 1.03 hereof by an amount equal to the principal amount of the Pre-Closing Loan, to be allocated as set forth on Schedule I hereto.

7.       Conditions to Obligations of the Buyer

         The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

         7.01 Truth of Representations and Warranties; Compliance with Covenants and Obligations. The representations and warranties of the Shareholders, SHRG and SAS shall be true on and as of the Closing Date. The Shareholders, SHRG and SAS shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

         7.02 Performance by the Shareholders, SHRG and SAS. At the Closing, the Shareholders, SHRG and SAS shall have delivered to the Buyer a certificate signed by each such Shareholder or the President and Vice President of Finance of SHRG or SAS, as the case may be, certifying that the conditions set forth in Subsection 7.01 have been satisfied.

         7.03 Governmental Approvals. All governmental agencies, department, bureaus, commissions and similar bodies, including any insurance regulatory approvals, the consent, authorization or approval of which is necessary or material under any applicable law, rule, order or regulation for the consummation by the Buyer, the Shareholders, SHRG or SAS of the transactions contemplated by this Agreement and the operation of the business of SHRG and SAS by the Buyer, shall have consented to, authorized, permitted or approved such transactions. Without limiting the generality of the foregoing, the obligations of the Buyer hereunder shall be conditioned upon the ability of MEGA to obtain licensing prior to the Closing Date to underwrite the STAR Plans (or implement reinsurance arrangements satisfactory to the Buyer) in all such jurisdictions as the Buyer considers to be necessary or appropriate for the Buyer's ownership and operation of SHRG and SAS.

         7.04 Consent of Lenders, Lessors and Other Third Parties. The Shareholders, SHRG and SAS shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Shareholders, SHRG and SAS to consummate the transactions contemplated by this Agreement, including without limitation, those set forth in Section 3.04 of the Disclosure Schedule attached hereto.

         7.05 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Shares or to own or operate the business of SHRG and SAS after the Closing.

         7.06 Opinion of Counsel. The Buyer shall have received an opinion of Snell & Wilmer L.L.P., counsel to the Shareholders, SHRG and SAS, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E, and as to such other matters as may be reasonably requested by the Buyer or its counsel.

         7.07 Employment Contracts. On or prior to the Closing Date, (i) SHRG and/or SAS, as applicable, and Timothy L. Cook shall have entered into an employment and non-competition agreement under which Mr. Cook will agree to serve as SHRG's President and which will have other terms and provisions satisfactory to the Buyer; (ii) SHRG and/or SAS, as applicable, shall have entered into employment and non-competition agreements with Craig Smith on terms satisfactory to the Buyer; and (iii) Charles A. Shoumaker shall have entered into a non-competition, non-solicitation and cooperation agreement in favor of the Buyer, SHRG and SAS on terms satisfactory to the Buyer, pursuant to which Charles A. Shoumaker and Therese M. Shoumaker will continue to be covered on the same terms as now in effect under SHRG's existing health insurance plan until January 1, 2005.

         7.08 Office Lease. On or prior to the Closing Date, SHRG and STAR Equity LLC shall have entered into a lease for the office premises known as STARBridge Plaza substantially in the form attached hereto as Exhibit F.

         7.09 Cross-Indemnification Agreement. On or prior to the Closing Date, the Buyer and Charles A. Shoumaker will have entered into a Cross-Indemnification Agreement substantially in the form attached hereto as Exhibit G (the "Cross-Indemnification Agreement").

         7.10 Closing Deliveries. The Buyer shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

                  (a) the stock certificates representing the Shares duly endorsed in accordance with Subsection 1.01 of this Agreement;

                  (b) such certificates of SHRG's and SAS's officers and of the Shareholders and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Buyer shall reasonably request;

                  (c) certificates of the Secretary of State of the State of Arizona as to the legal existence and good standing (including tax) of each of SHRG and SAS;

                  (d) certificates of the Secretary of each of SHRS and SAS attesting to the incumbency of such Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.01;

                  (e) where required by the applicable Lease, estoppel certificates from each lessor from whom SHRG or SAS leases real or personal property consenting to the acquisition of the Shares by the Buyer and the other transactions contemplated hereby, and representing that there are no outstanding claims against SHRG and SAS; and

                  (f) a cross receipt executed by the Buyer and the Shareholders.

8.       Conditions to Obligations of the Shareholders

         The obligations of the Shareholders under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Shareholders' Representative, who shall have the power and authority to bind all of the Shareholders:

         8.01 Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations. The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         8.02 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

         8.03 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

         8.04 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Shareholders to transfer the Shares.

         8.05 Cross-Indemnification Agreement. On or prior to the Closing Date, the Buyer and Charles A. Shoumaker will have entered into the Cross-Indemnification Agreement.

         8.06 Closing Deliveries. The Shareholders shall have received at or prior to the Closing such documents, instruments or certificates as they may reasonably request including, without limitation:

                  (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Shareholders' Representative shall reasonably request;

                  (b) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

                  (c) payment of the Initial Payment;

                  (d) a cross receipt executed by the Buyer and the Shareholders; and

                  (e) the Notes.

9.       Indemnification

         9.01 By the Shareholders, SHRG and SAS. The Shareholders, jointly and severally, hereby indemnify and hold the Buyer, SHRG and SAS harmless from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") in connection with each and all of the following:

                  (a) any misrepresentation or breach of any representation or warranty made by the Shareholders, SHRG or SAS in this Agreement;

                  (b) any breach of any covenant, agreement or obligation of the Shareholders, SHRG or SAS contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

                  (c) any misrepresentation contained in any statement, certificate or schedule furnished by the Shareholders, SHRG or SAS pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                  (d) any violation by SHRG or SAS of, or any failure by SHRG or SAS to comply with, any law, ruling, order or decree, including any costs incurred by the Buyer in connection with the transfer of the Shares;

                  (e) any tax liabilities or obligations of SHRG or SAS for all periods on or prior to the Closing Date, except to the extent reserved for on the Actual Closing Date Balance Sheets;

                  (f) any cost or liability arising out of either of the Companies' failure to be qualified to do business or be in good standing in any jurisdiction in which its ownership of property or the character of its business requires such qualification (including any and all costs to obtain such qualification); and

                  (g) any claims against, or liabilities or obligations of, SHRG or SAS with respect to obligations under Employee Plans not specifically assumed by the Buyer pursuant to this Agreement.

         9.02 By the Buyer. The Buyer hereby indemnifies and holds the Shareholders harmless from and against all Losses in connection with each of the following:

                  (a) any misrepresentation or breach of any representation or warranty made by the Buyer in this Agreement; and

                  (b) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement.

         9.03 Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 9, the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party against whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party, who, in the case of the Shareholders' Representative, shall have the power and authority to bind all of the Shareholders; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 9.04 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Subsection 9.04. Failure of the Shareholders' Representative to give notice to any Shareholder shall not relieve such Shareholder from its obligations hereunder.

         9.04 Defense by the Indemnifying Party. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

         9.05 Payment to the Buyer of Indemnification Obligation. Each of the Shareholders hereby agrees that any claim for indemnification by the Buyer, SHRG or SAS under this Section 9 or under any other provision of this Agreement, may, at the option of the Buyer or SHRG or SAS, as the case may be, be offset against the principal amount of the Note to be delivered pursuant to Subsection 1.06(c) or the cash amount payable pursuant to Subsection 1.06(b), as applicable. All indemnification by the Shareholders hereunder (to the extent not satisfied in the manner specified in the preceding sentence), shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability. Notwithstanding the joint and several nature of the representations, warranties and agreements of the Shareholders hereunder, (i) the indemnification obligations of Charles A. Shoumaker and Therese M. Shoumaker hereunder shall be limited to the full amount of the Purchase Price, and (ii) the indemnification obligations of each of the other Shareholders shall be limited to the respective amounts of the Purchase Price received by them.

         9.06 Payment to the Shareholders of Indemnification Obligation. Any indemnification to be paid by the Buyer pursuant to this Section 9 shall be made by wire transfer of immediately available funds to an account designated by the Shareholders' Representative in the amount of the indemnification liability as soon as reasonably practicable after (i) such account is so designated or (ii) the date on which the amount of the indemnification liability is agreed to by the Buyer and the Shareholders' Representative. The indemnification obligations to the Buyer shall be limited to the full amount of the Purchase Price.

         9.07 Survival of Representations; Claims for Indemnification. All representations and warranties made by the Shareholders, SHRG and SAS in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of the Indemnified Party for a period of two years, except for claims, if any, (a) asserted in writing prior to such date identified as a claim for indemnification pursuant to this Section 9, or (b) which are based upon tax matters relating to SHRG, SAS or any of the Shareholders, which shall survive until finally resolved and satisfied in full.

         9.08 Limits on Indemnification. For purposes of indemnification pursuant to Sections 9.01 and 9.02, the parties agree that no party may seek indemnification under this Section 9 unless the aggregate of claims against the other party or parties exceed $100,000, other than as to matters constituting fraud or intentional misrepresentation or omission, as to which no "basket" shall apply. In the event that any party's aggregate claims under this Section 9 exceed $100,000, such party shall be entitled to seek indemnification for all such claims on a "first dollar" basis, rather than indemnification only for the amount in excess of $100,000.

10.      Post-Closing Agreements of the Shareholders

         The Shareholders agree that from and after the Closing Date:

         10.01 Proprietary Information.

                  (a) Each of the Shareholders and each of their affiliates (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) (individually, an "Affiliate" and collectively "Affiliates") shall hold in confidence and shall use their best efforts to have all officers, directors and personnel who continue after the Closing to be employed by any such Shareholder or any Affiliate thereof to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of SHRG and SAS and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Shareholders.

                  (b) If (i) the employment of an officer, director or other employee of a Shareholder or any Affiliate thereof, to whom secret or confidential knowledge or information concerning the business of SHRG or SAS has been disclosed, is terminated and (ii) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, the Shareholders shall, upon request by the Buyer, take all reasonable steps at their expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof. Any legal counsel retained by any such Shareholder in connection with any such enforcement or attempted enforcement shall be selected by such Shareholder, but shall be subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

                  (c) Each Shareholder agrees that the remedy at law for any breach of this Subsection 10.01 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 10.01.

         10.02 No Solicitation or Hiring of Former Employees. Except as provided by law, until January 1, 2005, no Shareholder nor any Affiliate thereof shall
(a) solicit any person who was an employee of either SHRG or SAS on the date hereof or the Closing Date to terminate his or her employment with the Buyer (or SHRG or SAS, as the case may be) or to become an employee of such Shareholder or Affiliate, or (b) hire any person who was such an employee on the date hereof or on the Closing Date.

         10.03 Non-Competition Agreement.

                  (a) Until January 1, 2005, no Shareholder nor any Affiliate thereof shall, except as an officer or employee of SHRG or SAS: (i) develop, manufacture, market or sell any product or service which competes with any existing or proposed product manufactured or service provided by either SHRG or SAS on or prior to the Closing Date, or (ii) engage in any business competitive with the business of SHRG or SAS as conducted on the date hereof or on the Closing Date, in the United States or any other country in which SHRG or SAS conducted its business during the two years prior to the Closing Date.

                  (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 10.03 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Shareholders agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

         10.04 Cooperation.

                  (a) The Shareholders agree that they shall cooperate in all reasonable respects with the Buyer in connection with the consummation of the MEGA Contribution Transaction, including executing and delivering as requested any and all shareholder and director consents and other documents necessary and appropriate to consummate such MEGA Contribution Transaction.

                  (b) In the event a claim is asserted after the Closing against SHRG, SAS, UICI or MEGA with respect to events or conditions occurring or existing in connection with, or arising out of, (i) the operation of the STAR Business prior to the Closing, (ii) the ownership, possession, use or sale of any assets of the STAR Business prior to the Closing, or (iii) the incurrence or existence of liabilities of the STAR Business prior to the Closing (including without limitation with respect to tax matters), the Shareholders will cooperate with the Buyer in the defense of any such claim.

11.      Post-Closing Agreements of the Buyer

         The Buyer agrees that from and after the Closing Date:

         11.01 Monthly Report of Earned Premium. Beginning with the month of March, 2002, the Buyer shall send, or shall cause MEGA to send, a monthly report showing (i) the calculation of Earned Premium in the manner specified in this Agreement and (ii) the amount of collected


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


premium with respect to previously reported Earned Premium amounts to the Shareholders' Representative each month until the occurrence of the Settlement Date. Each such monthly report shall be sent no later than the 15th day of the following month.

         11.02 Advisory Board. The Buyer shall not be obligated to create an Advisory Board with respect to the STAR Business. However, in the event that the Buyer or MEGA establishes an Advisory Board with respect to the STAR Business, Charles A. Shoumaker shall be invited to serve as a member of such Advisory Board on the same terms as the other members thereof who are not executive employees of UICI or MEGA. This obligation shall terminate on January 1, 2005.

12.      Dispute Resolution.

         12.01 General. In the event that any dispute should arise between the parties hereto with respect to calculation or determination of the Annualized Earned Premium Adjustment, such dispute shall be resolved in accordance with the procedure specified in Subsection 1.05 hereof. In the event of a dispute regarding any other matter covered by this Agreement, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 12.

         12.02 Consent of the Parties. In the event of any such dispute between the parties, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with Subsection 12.03 hereof.

         12.03 Arbitration.

                  (a) Either the Buyer or the Stockholders' Representative may submit any matter referred to in Subsection 12.03 hereof to arbitration by notifying the other party hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Stockholders' Representative shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

                  (b) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Stockholders' Representative shall meet, at which time the Buyer and the Stockholders' Representative shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

                  (c) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Stockholders' Representative. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

                  (d) The arbitrator shall use his or her best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

                  (e) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

                  (f) Any arbitration pursuant to this Subsection 12.03 shall be conducted in Dallas, Texas. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the State of Texas for purposes of the enforcement of any arbitration award.

13.      Brokers

         13.01 For the Shareholders, SHRG and SAS. Each of the Shareholders, SHRG and SAS represent and warrant that, no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Shareholders jointly and severally agree to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Shareholders, SHRG or SAS.

         13.02 For the Buyer. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Buyer agrees to indemnify and hold harmless the Shareholders against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

14.      Notices

         Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Buyer:       UICI
                    Attention:  Executive Vice President and General Counsel
                    4001 McEwen, Suite 300
                    Dallas, Texas  75244
                    (Facsimile) (972) 392-6717

         With a copy to:   W.A. Stewart, Esq.
                           Jones, Day, Reavis & Pogue
                           2727 North Harwood
                           Dallas, Texas  75201
                           (Facsimile) (214) 969-5100

To SHRG, SAS and the Shareholders:

                           c/o Charles A. Shoumaker
                           12876 N. 135th Street
                           Scottsdale, Arizona  85259

         With a copy to:   Quinn Williams, Esq.
                           Snell & Wilmer L.L.P.
                           One Arizona Center
                           409 E. Van Buren St.
                           Phoenix, Arizona  85004-2202
                           (Facsimile) (602) 382-6070

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) three business days after being sent, if sent by registered or certified mail, or (c) on the date delivered, if delivered by facsimile with confirmation of receipt.

15.      Successors and Assigns

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Shareholders, SHRG and SAS, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Shareholders, SHRG or SAS or the Subsidiaries from any obligation or liability under this Agreement.

16.      Entire Agreement; Amendments; Attachments

                  (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Shareholders holding a majority of the Shares (who shall have the authority to bind all of the Shareholders) may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and such majority of the Shareholders.

                  (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

17.      Severability

         Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

18.      Investigation of the Parties

         All representations and warranties contained herein which are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

19.      Expenses

         Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Shareholders, jointly and severally, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. In no event will any of the fees or expenses incurred in connection with this transaction by the Shareholders or the Shareholders' Representative, including, without limitation, the fees and expenses of counsel to the Shareholders, be billed to or paid by SHRG or SAS. Each Shareholder shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Shares owned by such Shareholder.

20.      Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

21.      Section Headings

         The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

22.      Counterparts

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                               BUYER:

                               UICI


                               By: /s/ GLENN W. REED
                                  --------------------------------------------
                                  Glenn W. Reed
                                  Executive Vice President and General Counsel

                               SHRG:

                               THE S.T.A.R. HUMAN RESOURCE GROUP, INC.


                               By:   /s/ CHARLES A. SHOUMAKER
                                  --------------------------------------------
                               Name:  Charles A. Shoumaker
                                    ------------------------------------------
                               Title: President
                                     -----------------------------------------

                               SAS:

                               STAR ADMINISTRATIVE SERVICES, INC.


                               By:   /s/ CHARLES A. SHOUMAKER
                                  --------------------------------------------
                               Name:  Charles A. Shoumaker
                                    ------------------------------------------
                               Title: President
                                     -----------------------------------------

                               SHAREHOLDERS:



                               /s/ CHARLES A. SHOUMAKER
                               ------------------------------------------------
                               Charles A. Shoumaker


                               /s/ THERESE M. SHOUMAKER
                               ------------------------------------------------
                               Therese M. Shoumaker


                               /s/ ALEXIS M. MURPHY
                               ------------------------------------------------
                               Alexis M. Murphy


                               /s/ CHARLES R. SHOUMAKER
                               ------------------------------------------------
                               Charles R. Shoumaker


                               /s/ TIMOTHY L. COOK
                               ------------------------------------------------
                               Timothy L. Cook